EXHIBIT 99.2

Mattel, Inc.	333 Continental Boulevard El Segundo, California 90245
	Phone: Facsimile:	1 (310) 252-2000 1 (310) 252-2180

For Immediate Release	Contacts:	News Media Lisa Marie Bongiovanni 310-252-3524 LisaMarie.Bongiovanni@mattel.com	Securities Analysts Mike Salop 310-252-2703 Mike.Salop@mattel.com

Mattel To Issue $300 Million of Senior Notes

EL SEGUNDO, Calif. – June 8, 2006 – Mattel, Inc. (NYSE:MAT) announced today that it has agreed to sell $100 million aggregate principal amount of senior floating rate notes due June 15, 2009 and $200 million aggregate principal amount of 6.125% senior notes due June 15, 2011 in an underwritten public offering in which Banc of America Securities LLC and Citigroup Corporate and Investment Banking are acting as representatives of the several underwriters. Mattel intends to use the net proceeds from the offering for general corporate purposes. The offering is expected to close on June 13, 2006. A prospectus related to the offering of the notes may be obtained by contacting:

Banc of America Securities LLC

Prospectus Department,

100 West 33rd Street, 3rd Floor,

New York, New York 10001

Citigroup Corporate and Investment Banking

Brooklyn Army Terminal

140 58th Street, 8th Floor

Brooklyn, NY 11220

About Mattel

Mattel, Inc., (NYSE: MAT, www.mattel.com) is the worldwide leader in the design, manufacture and marketing of toys and family products, including Barbie®, the most popular fashion doll ever introduced. The Mattel family is comprised of such best-selling brands as Hot Wheels®, Matchbox®, American Girl® and Tyco® R/C, as well as Fisher-Price® brands (www.fisher-price.com), including Little People®, Rescue Heroes®, Power Wheels® and a wide array of entertainment-inspired toy lines.

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